Exhibit 99.6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Class A common stock beneficially owned or controlled by each of them, as applicable, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: August 4, 2021	R. ANDREW WHITE

/s/ R. Andrew White

Dated: August 4, 2021	M. BLAIR GARROU

/s/ M. Blair Garrou

Dated: August 4, 2021	MERCURY SPONSOR GROUP I, LLC

	By:	/s/ R. Andrew White
R. Andrew White, President